Exhibit 10.72

Empowering Personalized Cancer Treatment

March 20, 2013

Meadows Office, L.L.C.

900 Route 9 North

Woodbridge, NJ 07095

Attn: John A. Saraceno

RE:	Lease dated October 9, 2007 (the “Lease”)
201 Route 17 North, Meadows Office Complex, Rutherford, New Jersey
Amendment to April 6, 2012 Letter Agreement concerning the Letter of Credit (the “LOC”)

Dear John,

This letter will memorialize our agreement this morning to revise our Letter Agreements dated on March 8th and April 6th, 2012 as follows:

•

If CGI is able, by April 30, 2013, to demonstrate to the reasonable satisfaction of Meadows that CGI has raised gross capital for the Company’s business by public financing, or loan financing, in the amount of at least $5,000,000 (five million U.S. dollars), then (provided CGI has not, during the period from the date of this letter through the date of such funding, defaulted in the performance of its obligations under the Lease), from and after the date of such funding, the amount of the security deposit required to be maintained by CGI under the Lease shall be reduced to $300,000 on a go-forward basis, for which an LOC for $250,000 is currently in place with Chase bank.

•	All other terms of the Letter Agreement remain in effect.

Please sign and date below to indicate your agreement.

Thank you for your help and flexibility in resolving this matter. As our business expands, we look forward to discussing our additional space needs with you in the future.

Sincerely,

/s/ Panna Sharma

Panna Sharma Chief Executive Officer Cancer Genetics, Inc 201 Route 17 North Rutherford, NJ 07070	Accepted by:	/s/ John A. Saraceno
John A. Saraceno, Meadows Office, L.L.C.
	Date:	March 20, 2013